Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Inogen, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	750,000(2)	$6.28(3)	$4,710,000	0.0001381	$650.46

Total Offering Amounts			750,000		$4,710,000		$650.46

Total Fee Offsets(4)							—

Net Fee Due							$650.46

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers any additional shares of Inogen, Inc.’s (the “Registrant”) common stock, par value $0.001 per share (“Common Stock”), that may become issuable under the Inogen, Inc. Amended and Restated 2023 Equity Incentive Plan (the “2023 Plan”) to prevent dilution in the event of a reorganization, reclassification, stock split, dividend or distribution, or other similar transaction.

(2)	Represents an increase of 750,000 shares of Common Stock available for grant under the 2023 Plan.

(3)

Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $6.28, which is the average of the high and low prices of shares of Common Stock on The Nasdaq Global Select Market on June 8, 2026 (such date being within five business days of the date on which this Registration Statement was filed with the U.S. Securities and Exchange Commission).

(4)	The Registrant does not have any fee offsets.